EXHIBIT 99.1

Verso Corporation Reports Fourth Quarter and Year-End 2014 Results
MEMPHIS, Tenn., (March 6, 2015) - Verso Corporation (NYSE: VRS) today reported financial results for the fourth quarter and year ended December 31, 2014. Results for the quarters ended December 31, 2014 and 2013 include:

•	Net sales of $326.4 million in the fourth quarter of 2014 compared to $350.4 million in the fourth quarter of 2013.

•	Operating income before special items of $6.6 million in the fourth quarter of 2014, compared to operating income before special items of $9.7 million in the fourth quarter of 2013.

•
Adjusted EBITDA before pro forma effects of the profitability program of $23.8 million in the fourth quarter of 2014, compared to $36.6 million in the fourth quarter of 2013 (Note: Adjusted EBITDA is a non-GAAP financial measure and is defined and reconciled to net income later in this release).

Overview

Verso’s net sales for the fourth quarter of 2014 decreased $24.0 million, or 6.9%, compared to the fourth quarter of 2013, reflecting a 2.7% decrease in average sales price per ton and a 4.3% decline in total sales volume.

During the fourth quarter of 2014, Verso recorded special items affecting operating income totaling $151.4 million, or $2.84 per diluted share, primarily related to restructuring costs associated with the closure of the Bucksport mill and the negative impact of our mark-to-market adjustment on hedges. During the fourth quarter of 2013, special items of ($9.1 million), or ($0.17) per diluted share, were primarily attributable to a positive impact of our mark-to-market adjustment on hedges offset by our recognition of a trademark impairment following our annual assessment.

“In the fourth quarter we experienced a seasonal slowdown in demand for coated papers as well as a continued decline in coated groundwood prices.” said David Paterson, President and Chief Executive Officer of Verso. “Our market pulp volumes were strong, while specialty volume was steady. Input prices increased over the third quarter due to seasonal energy price movements and higher wood cost.  Compared to last year input prices have generally improved with only wood cost increasing and inventory balances were below prior quarter and last year levels. Also, we improved upon our traditionally strong safety performance as we completed the year with our fewest injuries ever.
“Subsequent to year end, we announced the consummation of the NewPage acquisition and the close of the previously announced Bucksport sale. As we look forward to 2015, we continue to focus on the integration of the NewPage business and the achievement of synergies, the safety of our people, and managing working capital.”

Summary Results
Results of Operations - Comparison of the Fourth Quarter of 2014 to the Fourth Quarter of 2013

	Three Months Ended
	December 31,
(Dollars in thousands)	2014	2013
Net sales	$326,357	$350,418
Costs and expenses:
Cost of products sold - (exclusive of depreciation, amortization, and depletion)	303,202	287,620
Depreciation, amortization, and depletion	16,653	26,110
Selling, general, and administrative expenses	16,768	17,773
Restructuring charges	134,486	51
Total operating expenses	471,109	331,554
Operating (loss) income	(144,752)	18,864
Interest income	—	(5)
Interest expense	35,473	34,268
Other loss, net	6,125	5,189
Loss before income taxes	(186,350)	(20,588)
Income tax benefit	(2,402)	(582)
Net loss	$(183,948)	$(20,006)

Net Sales.  Net sales for the fourth quarter of 2014 decreased 6.9% to $326.4 million from $350.4 million in the fourth quarter of 2013, reflecting a 2.7% decrease in average sales price per ton and a 4.3% decline in total sales volume.

Net sales for our coated papers segment decreased 12.1% in the fourth quarter of 2014 to $233.9 million from $266.2 million for the same period in 2013, due to a 9.2% decrease in paper sales volume and a 3.3% decline in average sales price per ton. The declines in sales volume and price were driven by declining demand for coated papers.

Net sales for our market pulp segment increased 3.3% in the fourth quarter of 2014 to $41.9 million from $40.6 million for the same period in 2013.  Sales volume increased 7.9% while the average sales price per ton decreased 4.3% compared to the fourth quarter of 2013.

Net sales for our other segment increased 15.9% to $50.6 million in fourth quarter of 2014 from $43.6 million in the fourth quarter of 2013.  The overall increase was a combination of an 11.6% increase in sales volume and a 3.9% increase in average sales price per ton.

Cost of sales.  Cost of sales, including depreciation, amortization, and depletion, was $319.9 million in the fourth quarter of 2014 compared to $313.7 million in 2013.  Our gross margin, excluding depreciation, amortization, and depletion, was 7.1% for the fourth quarter of 2014 and 17.9% for the fourth quarter of 2013. The change in gross margin percentage is primarily attributable to the change in our unrealized hedge positions due to market movements and Bucksport related charges appearing in cost of sales. Depreciation, amortization, and depletion expenses were $16.7 million for the fourth quarter of 2014 compared to $26.1 million for the fourth quarter of 2013.

Selling, general, and administrative.  Selling, general, and administrative expenses were $16.7 million in the fourth quarter of 2014 compared to $17.8 million for the fourth quarter of 2013.

Restructuring charges.  Restructuring charges in the fourth quarter of 2014 were $134.5 million, and consisted primarily of fixed asset and other impairment charges of $102.6 million and severance and benefit costs of $26.8 million related to the closure of the Bucksport mill.

Interest expense.  Interest expense for the fourth quarter of 2014 was $35.4 million compared to $34.3 million for the same period in 2013.

Other loss, net.  Other loss, net was $6.1 million and $5.2 million for the fourth quarter of 2014 and 2013, respectively, and reflected costs incurred in connection with the NewPage acquisition.

Results of Operations - Comparison of 2014 to 2013

	Year Ended December 31,
(Dollars in thousands)	2014	2013
Net sales	$1,296,613	$1,388,899
Costs and expenses:
Cost of products sold - (exclusive of depreciation, amortization, and depletion)	1,176,002	1,179,085
Depreciation, amortization, and depletion	90,897	104,730
Selling, general, and administrative expenses	69,945	73,777
Restructuring charges	134,486	1,378
Total operating expenses	1,471,330	1,358,970
Other operating income	—	(3,971)
Operating (loss) income	(174,717)	33,900
Interest income	(2)	(25)
Interest expense	142,331	137,728
Other loss, net	38,898	7,965
Loss before income taxes	(355,944)	(111,768)
Income tax benefit	(2,989)	(562)
Net loss	$(352,955)	$(111,206)

Net Sales.  Net sales for 2014 decreased 6.6% to $1,296.6 million from $1,388.9 million in 2013, due to a 3.9% decline in total sales volume, and a 2.9% decrease in the average sales price for all of our products in 2014 compared to 2013.

Net sales for our coated papers segment decreased 11.6% to $939.1 million in 2014 from $1,062.6 million in 2013, due to a 7.7% decrease in paper sales volume and a 4.3% decline in average sales price per ton of coated paper compared to last year. The decline in sales volume and price were driven by declining demand for coated papers.

Net sales for our market pulp segment increased 2.9% in 2014 to $160.7 million from $156.1 million in 2013.  The average sales price per ton increased 2.5% while the sales volume remained flat compared to 2013.

Net sales for our other segment increased 15.6% to $196.8 million in 2014 from $170.2 million in 2013.  This increase was driven by a 16.8% increase in sales volume offset by a 1.0% decrease in sales price.

Cost of sales.  Cost of sales, including depreciation, amortization, and depletion, was $1,266.9 million in 2014 compared to $1,283.8 million in 2013.  Our gross margin, excluding depreciation, amortization, and depletion, was 9.3% for 2014 compared to 15.1% for 2013, reflecting higher coated paper prices in 2013. Depreciation, amortization, and depletion expenses were $90.9 million for 2014 compared to $104.7 million for 2013.

Selling, general, and administrative.  Selling, general, and administrative expenses were $69.9 million in 2014 compared to $73.8 million in 2013.

Restructuring charges.  Restructuring charges in 2014 were $134.5 million, and consisted primarily of fixed asset and other impairment charges of $102.6 million and severance and benefit costs of $26.8 million related to the closure of the Bucksport mill. Restructuring charges for 2013 were $1.4 million, and consisted primarily of facility operations and personnel costs for the former Sartell mill site through the date of sale.

Interest expense.  Verso’s interest expense for 2014 was $142.3 million compared to $137.8 million in 2013.

Other loss, net.  Other loss, net was $38.9 million and $7.9 million for 2014 and 2013, respectively, and reflected costs incurred in connection with the NewPage acquisition.

Income tax (benefit) expense.  Income tax benefit of $2.9 million and $0.6 million for 2014 and 2013, respectively, resulted from reductions in the deferred tax liability related to the non-cash trademark impairment charges taken in the years presented.

Reconciliation of Net Income to Adjusted EBITDA

The agreements governing our debt contain financial and other restrictive covenants that limit our ability to take certain actions, such as incurring additional debt or making acquisitions. Although we do not expect to violate any of the provisions in the agreements governing our outstanding indebtedness, these covenants can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions.

EBITDA consists of earnings before interest, taxes, depreciation, and amortization. EBITDA is a measure commonly used in our industry, and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as a way of evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles, and ages of related assets among otherwise comparable companies.

Adjusted EBITDA is EBITDA further adjusted to eliminate the impact of certain items that we do not consider to be indicative of the performance of our ongoing operations and other pro forma adjustments permitted in calculating covenant compliance in the indentures governing our debt securities. Adjusted EBITDA is modified to align the mark-to-market impact of derivative contracts used to economically hedge a portion of future natural gas purchases with the period in which the contracts settle and is modified to reflect the amount of net cost savings projected to be realized as a result of specified activities taken during the preceding 12-month period. You are encouraged to evaluate each adjustment and to consider whether the adjustment is appropriate. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the adjustments included in the presentation of Adjusted EBITDA. We believe that the supplemental adjustments applied in calculating Adjusted EBITDA are reasonable and appropriate to provide additional information to investors. We also believe that Adjusted EBITDA is a useful liquidity measurement tool for assessing our ability to meet our future debt service, capital expenditures, and working capital requirements.

However, EBITDA and Adjusted EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should consider our EBITDA and Adjusted EBITDA in addition to, and not as a substitute for, or superior to, our operating or net income or cash flows from operating activities, which are determined in accordance with U.S. GAAP.

The following table reconciles net (loss) income to EBITDA and Adjusted EBITDA for the periods presented.

	Three Months Ended		Year Ended
	December 31,		December 31,
(Dollars in millions)	2014	2013	2014	2013
Net loss	$(184.0)	$(20.0)	$(353.0)	$(111.2)
Income tax benefit	(2.3)	(0.6)	(2.9)	(0.6)
Interest expense, net	35.4	34.3	142.3	137.8
Depreciation, amortization, and depletion	16.7	26.1	90.9	104.7
EBITDA	(134.2)	39.8	(122.7)	130.7
Adjustments to EBITDA:
Restructuring and other charges(1)	140.7	0.1	140.7	1.4
NewPage acquisition-related costs(2)	6.2	5.2	38.9	5.2
Hedge losses (gains)(3)	11.0	(12.5)	16.8	(14.3)
Trademark impairment(4)	—	1.6	6.3	1.6
Equity award expense(5)	0.5	0.4	1.8	1.8
Loss on extinguishment of debt, net(6)	—	—	—	2.8
Other items, net(7)	(0.4)	2.0	2.2	0.3
Adjusted EBITDA before pro forma effects of profitability program	23.8	36.6	84.0	129.5
Pro forma effects of profitability program(8)			23.6	46.7
Adjusted EBITDA			$107.6	$176.2

(1)	Represents costs primarily associated with the closure of the Bucksport mill in 2014 and the former Sartell mill in 2012.

(2)	Represents costs incurred in connection with the NewPage acquisition.

(3)	Represents unrealized losses (gains) on energy-related derivative contracts.

(4)	Represents non-cash impairment charge on trademarks.

(5)	Represents amortization of non-cash incentive compensation.

(6)	Represents net losses related to debt refinancing.

(7)	Represents miscellaneous non-cash and other earnings adjustments, including the gains on sales of the former Sartell mill and the assets of Verso Fiber Farm LLC in 2013.

(8)	Represents cost savings expected to be realized as part of our cost savings program.

Forward-Looking Statements

In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the words "believe," "expect," "anticipate," "project," "plan," "estimate," "intend" and other similar expressions. Forward-looking statements are based on currently available business, economic, financial and other information and reflect management's current beliefs, expectations and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. For a discussion of such risks and uncertainties, please refer to Verso's filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.
About Verso

Verso Corporation is a leading North American producer of printing papers, specialty papers and pulp. Our printing papers are designed primarily for commercial printing, media and marketing applications, including magazines, catalogs, books, direct mail, corporate collateral and retail inserts. Our specialty papers are used primarily for label and release liner, flexible packaging and technical paper applications. Headquartered in Memphis, Tennessee, Verso operates eight mills strategically located in Kentucky, Maine, Maryland, Michigan, Minnesota and Wisconsin. Additional information about Verso, including our recent acquisition of NewPage Holdings Inc., is available at www.versoco.com.

Conference Call
Verso will host a conference call today at 9:00 a.m. (Eastern Standard Time) to discuss fourth quarter and year-end results. Analysts and investors may access the live conference call by dialing 913-981-5575 or, within the U.S. and Canada only, 888-801-6497, access code 7317328. To register, please dial in 10 minutes before the conference call begins. The conference call and presentation materials can be accessed through Verso’s website at investor.versoco.com by navigating to the Events page, or at http://investor.versoco.com/eventdetail.cfm?EventID=156993. This release will be made available on Verso's website at investor.versoco.com by navigating to the Financial Information page.

A telephonic replay of the conference call can be accessed at 719-457-0820 or, within the U.S. and Canada only, 888-203-1112, access code 7317328. This replay will be available starting today at 12:00 p.m. (Eastern Standard Time) and will remain available for 14 days.
Contacts
Verso Corporation
www.versoco.com

Investor Relations
Robert P. Mundy
Senior Vice President and Chief Financial Officer
901-369-4128
robert.mundy@versoco.com

Media
Kathi Rowzie
Vice President, Communications and Public Affairs
901-369-5800
kathi.rowzie@versoco.com

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